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[HORIZON LOGO]                                                   EXHIBIT 99.1
515 Franklin Square, Michigan City, Indiana


Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date: August 6, 2002

FOR IMMEDIATE RELEASE

    HORIZON BANCORP ANNOUNCES CHANGES IN STOCK OPTION AND STOCK APPRECIATION
                                  RIGHTS PLANS


To better align management with the interests of our shareholders, substantially all of the participants in the Company's Stock Option and Stock Appreciation Rights Plans (including all members of Senior Management) have agreed to limit future cash compensation they may be eligible to receive under the Plans. Subject to the conditions discussed below, management believes compensation expense will be significantly lower in future periods.

To explain this event in greater detail, participants under Horizon's Stock Option and Stock Appreciation Rights Plans are given the choice of exercising either stock options or stock appreciation rights (SARs). The exercise of one SAR cancels a corresponding stock option, and vice versa. If SARs are exercised, the participant receives cash equal to the difference between the exercise price and the market price. Because all participants have exercised SARs for cash in the past (instead of stock options), Horizon was required to establish a liability on its balance sheet through a compensation charge to earnings as soon as a Plan participant was eligible to exercise the SAR. Horizon was required to treat SARs in this manner even though the participant may not exercise the SAR until some time in the future or may choose to exercise the corresponding stock option instead.

In order to limit this compensation expense, Horizon and substantially all of the SAR holders voluntarily agreed to cap the value of their outstanding SARs at $22 per share and cease any future vesting of SARs. As a result, Horizon will not be required to recognize compensation expense related to these SAR holders for any future increases in its stock price above $22. If, after that time, the stock price falls below $22 per share, Horizon will generally receive a credit for the decrease but will recognize future compensation expense again if the stock price increases back to $22. This change to the treatment of SARs will not affect the stock options related to the SARs. However, management believes that the participants of the Plans will be more likely to exercise stock options instead of SARs if the Company's stock price is above $22 per share and also firmly believes increased stock ownership by management better aligns management and shareholder interests.

The compensation expense related to SARs for the year ended December 31, 2001 and the first six months of 2002 was $1.013 million and $623,000 respectively. Basic earnings per share for the year ended December 31, 2001 would have increased by $.31 to $2.39 per share, while basic earnings per share for the six months ending June 30, 2002 would have increased by $.19 to $1.40 per share






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without the SARs compensation expense. At June 30, 2002, the accrued liability on Horizon's balance sheet related to SARs was $1.339 million. Although the exact amount of future compensation expense reduction cannot be predicted because it is based on the stock's market price, the vesting schedule of the SARs, and potential exercise of SARs by participants, management believes SAR compensation expense will be significantly lower in future periods.

Horizon Bancorp is a locally owned, independent, bank holding company serving the Northwestern Indiana/Southwestern Michigan area. It offers banking, insurance, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso and Merrillville, Indiana, and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ Small Cap Market under the symbol HBNC.

Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be valid. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.


Contact:          Horizon Bancorp
                  James H. Foglesong
                  Chief Financial Officer
                  (219) 873 - 2608
                  Fax: (219) 874 -9280


























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